Exhibit 99.1

925 W Georgia St, Suite 910 Vancouver, British Columbia V6C 3L2 (604) 424-0984 www.gatossilver.com

GATOS SILVER REPORTS Q1 2024 PRODUCTION RESULTS AT TOP END OF GUIDANCE

Vancouver, British Columbia, April 9, 2024 — Gatos Silver, Inc. (NYSE/TSX: GATO) (“Gatos Silver” or the “Company”) today announced production results for the quarter ended March 31, 2024 at its 70%-owned Cerro Los Gatos (“CLG”) mine in Mexico.

Dale Andres, CEO of Gatos Silver, commented: “The CLG mine delivered another strong quarter of operational results. Mill throughput for the quarter was more than 3,200 tonnes per day, an increase of 11% from the first quarter of 2023, and another quarterly record. Silver equivalent production for the quarter was at the top end of guidance with the higher throughput offsetting lower grades for silver, lead and gold as expected in the mine plan.”

“We made good progress on mine debottlenecking and productivity improvements as we continue to advance towards our medium-term target to sustain throughput rates of 3,500 tonnes per day. We are also progressing our life extension opportunities beyond 2030, with an updated life of mine plan expected in the third quarter of 2024 and increased exploration efforts on near mine targets in the Los Gatos district during the quarter.”

Production Results (100% basis)

CLG comparative production highlights are summarized below:

	Three Months Ended March 31,
CLG Production (100% Basis)	2024	2023
Tonnes milled (dmt)	292,114	260,428
Tonnes milled per day (dmt)	3,210	2,894
Feed Grades
Silver (g/t)	284	329
Zinc (%)	3.99	3.93
Lead (%)	1.77	1.86
Gold (g/t)	0.28	0.30
Contained Metal
Silver ounces (millions)	2.37	2.43
Zinc pounds - in zinc conc. (millions)	15.8	14.0
Lead pounds - in lead conc. (millions)	10.1	9.5
Gold ounces - in lead conc. (thousands)	1.39	1.38
Silver Equivalent ounces (millions)[1]	3.70	3.69
Recoveries
Silver - in both lead and zinc concentrates	88.8%	88.3%
Zinc - in zinc concentrate	61.4%	62.2%
Lead - in lead concentrate	89.2%	88.6%
Gold - in lead concentrate	52.0%	55.3%

1 For 2024, silver equivalent production is calculated using prices of $23/oz silver, $1.20/lb zinc, $0.90/lb lead and $1,800/oz gold to “convert” zinc, lead and gold production contained in concentrate to “equivalent” silver ounces (contained metal, multiplied by price, divided by silver price). For 2023, silver equivalent production was calculated using prices of $22/oz silver, $1.20/lb zinc, $0.90/lb lead and $1,700/oz gold. For comparative purposes, the calculated silver equivalent production for the three months ended March 31, 2023 would be 3.64 million ounces using price assumptions for 2024.

Mill throughput averaged 3,210 tonnes per day during the first quarter of 2024, which was the fifth consecutive quarterly increase, and was 11% higher than the first quarter of 2023. In March, mill throughput averaged 3,360 tonnes per day which was the best monthly performance on record.

Silver equivalent1 production for the first quarter of 2024 was 3.70 million ounces, similar to the first quarter of 2023 and tracking to the top end of the previously disclosed 2024 guidance range of 13.5 million ounces to 15.0 million ounces. Higher than anticipated silver grades, combined with the mill throughput rates noted above, contributed to the strong production level compared with guidance for the first quarter of 2024.

Silver production in the first quarter of 2024 was 2.37 million ounces, 2% lower than the first quarter of 2023. Zinc, lead and gold production increased by 13%, 7% and 1% respectively, compared with the first quarter of 2023.

Increased mill throughput rates were the result of continued debottlenecking and optimization efforts focused on achieving higher mining rates through increased productivity and improved mine plan flexibility. Higher milling rates were also a result of drawing down the surface stockpile during the quarter. Expectations were originally for a gradual increase in mill throughput and production through the year, but mill throughput in the first quarter was higher than anticipated. Our goal in the second quarter and remainder of the year is to sustain current mill throughput rates, although there may be potential to achieve additional increases with continued mine debottlenecking efforts.

About Gatos Silver

Gatos Silver is a silver dominant exploration, development and production company that discovered a new silver and zinc-rich mineral district in southern Chihuahua State, Mexico. As a 70% owner of the Los Gatos Joint Venture (“LGJV”), the Company is primarily focused on operating the Cerro Los Gatos mine and on growth and development of the Los Gatos district. The LGJV includes approximately 103,000 hectares of mineral rights, representing a highly prospective and under-explored district with numerous silver-zinc-lead epithermal mineralized zones identified as priority targets.

Qualified Person

Scientific and technical disclosure in this press release was approved by Anthony (Tony) Scott, P.Geo., Senior Vice President of Corporate Development and Technical Services of Gatos Silver who is a “Qualified Person” as defined in S-K 1300 and NI 43-101.

Forward-Looking Statements

This press release contains statements that constitute “forward looking information” and “forward-looking statements” within the meaning of U.S. and Canadian securities laws. All statements other than statements of historical facts contained in this press release, including statements regarding prospective drilling and exploration, life extension opportunities beyond 2030, timing of an updated life of mine plan, production guidance for 2024, expected or potential feed grades, mine debottlenecking, processing rates, and productivity improvements, are forward-looking statements. Forward-looking statements are based on management’s beliefs and assumptions and on information currently available to management. Such statements are subject to risks and uncertainties, and actual results may differ materially from those expressed or implied in the forward-looking statements, and such other risks and uncertainties described in our filings with the U.S. Securities and Exchange Commission and Canadian securities commissions. Gatos Silver expressly disclaims any obligation or undertaking to update the forward-looking statements contained in this press release to reflect any change in its expectations or any change in events, conditions, or circumstances on which such

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statements are based unless required to do so by applicable law. No assurance can be given that such future results will be achieved. Forward-looking statements speak only as of the date of this press release.

Investors and Media Contact

André van Niekerk
Chief Financial Officer

investors@gatossilver.com
(604) 424-0984

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